Exhibit 3.1


                                 AMENDMENT NO. 1

                          Adopted as of April 18, 2007

                                       TO

                       SECOND AMENDED AND RESTATED BYLAWS
                                       OF
                         PREMIERE GLOBAL SERVICES, INC.

                          Adopted as of March 15, 2006


Section 2.8 of the Company's bylaws is hereby amended and restated as follows:

         2.8 PROXIES. A shareholder entitled to vote on a matter may vote either in person or by proxy. A shareholder may appoint a proxy: (i) by executing a written document, which may be accomplished by any reasonable means, including facsimile transmission; (ii) orally, which may be by telephone; or (iii) by any other form of electronic communication. No proxy shall be valid for more than eleven (11) months after the date of such appointment, unless, in the case of a written proxy, a longer period is expressly provided for in the written document.